Exhibit 5.1

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

________	harttrinen@aol.com
(303) 839-0061	Fax: (303) 839-5414

August 28, 2026

Board of Directors

Sunshine Biopharma Inc.

Re:	Sunshine Biopharma Inc. Form S-1 Registration Statement and Related Prospectus

Gentlemen:

We have acted as counsel to Sunshine Biopharma Inc., a Colorado corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “SEC”) of the above-captioned Registration Statement on Form S-1.(the “Registration Statement”). The Registration Statement and prospectus included therein (the “Prospectus”) relates to the proposed issuance and sale by the Company of 25,477,133 shares of the Company’s common stock (the “Securities”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Securities. For purposes of rendering that opinion, we have examined: (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as amended and in effect as of the date hereof (the “Charter”), and (iii) the Bylaws (the “Bylaws”). We have also reviewed such matters of law as we have deemed necessary to render the opinion expressed herein.

For the purposes of this opinion letter, we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, the conformity to the original or final versions of the documents submitted to us as copies or drafts, including without limitation, the Charter and the Bylaws, and that all signatures on each such document are genuine. We have also assumed the legal capacity of natural persons and have made such other assumptions as are customary in opinion letters of this kind. We have not verified any of those assumptions or any of the other assumptions contained herein.

Our opinion set forth below is limited to the Colorado Business Corporation Act. Each of our opinions set forth below is subject to the application of equitable principles and considerations of public policy.

Based upon and subject to the foregoing, it is our opinion that the Securities have been duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

The opinion set forth above is subject to the following additional assumptions:

(a)      the Registration Statement and any amendment thereto (including any post-effective amendment) will have become effective under the Securities Act, and such effectiveness shall not have been terminated, suspended or rescinded;

(b)      any Prospectus required by applicable law will have been delivered and filed as required by such laws; and

(c)      the Securities offered pursuant to the Registration Statement will be issued and sold in the manner provided in the Registration Statement and the Prospectus, and there will not have occurred any change in law or fact affecting the validity of the opinion rendered herein with respect thereto between the date hereof and the date of such issuance.

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We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement and in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any prospectus supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur.

Very Truly Yours, HART & HART, LLC

By	/s/ William T. Hart
William T. Hart

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